Exhibit 10.1

PATENT LICENSE

THIS AGREEMENT is made between Thermal Tech Holdings, LLC (“Licensor”), with a principal place of business at 606 Post Road East, Ste. 591, Westport, CT 06880, and PwrCor, Inc. (“Licensee”), with a principal place of business at 60 East 42nd St., 46th Floor, New York, NY 10165, effective as of January 30, 2017 (the “Effective Date”).

RECITALS

1.

Licensor is the owner of the entire right, title, and interest in and to certain inventions pertaining to renewable energy and improved energy efficiency which form the subject matter of the Licensed Patents and Technical Information, as defined in Article I, for use with heat conversion technology.  In an effort to recover previously incurred and anticipated investment expenses, and in furtherance of a profitable venture, having recognized the risks associated therewith, Licensor seeks to enter into the present Agreement.

2.

Licensee desires to obtain certain rights under the Licensed Patents and to acquire the right to use the Licensed Patents and Technical Information to make, use, and sell the Licensed Products in the Licensed Territory, as defined in Article I.

In accordance with the Recitals and for good and valuable consideration, the sufficiency of which is acknowledged, the undersigned Parties agree as follows:

ARTICLE I

GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in the succeeding paragraphs of this Article.

1.00

Licensor and Licensee may be individually referred to as a Party and are referred to collectively as the Parties.

1.01

Licensed Patents means U.S. App. Ser. No. 62/424,494 along with any utilities, divisionals, continuations, reissues, reexaminations, extensions, substitutions, renewals, inventor’s certificates, and foreign counterparts and any patent applications and patents issuing on any patent applications claiming priority to any of the patents and patent applications, including U.S. App. Ser. No. 62/424,494.

1.02

Technical Information means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data in the possession of Licensor on the Effective Date of this Agreement that is needed to produce Licensed Products and that Licensor has the right to provide to Licensee.

1.03

Licensed Territory means the entire world.

1.04

Licensed Products means any products and/or services that in the absence of this Agreement would be covered by at least one of the Licensed Patents.

1.05

Net Revenue, for the purpose of computing royalties, means the gross revenues from sublicensing of the present License and/or any and all such revenues from sales or leasing of all Licensed Products covered by at least one of the Licensed Patents in arm’s-length transactions with independently controlled third parties, less trade discounts, returns, or other allowances and sales, use, or similar taxes, to the extent that those taxes are included in the gross revenues.

1.06

Affiliated Companies means any business entity that is in any degree beneficial to, partially owned by, or in any way controlled by Licensee, such Affiliated Companies not to be interpreted as including Licensor.

1.07

Prime Rate is the prime rate as published by the Wall Street Journal.

ARTICLE II

THE GRANT

2.00

Licensor grants to Licensee a nonexclusive license under the Licensed Patents to make, have made, use, sell, offer to sell, sell for importation, import, export, and practice the Licensed Products throughout the Licensed Territory.

2.01

Licensor grants to Licensee a fully paid-up worldwide nonexclusive license to use the Technical Information to make, use, or sell the Licensed Products.

2.02

Licensor hereby agrees to refrain from licensing any of the Licensed Patents, Products, and Technical Information to any competitive entity of Licensee.  Licensor also agrees to refrain from licensing any of the Licensed Patents, Products, and Technical Information to any entity without the prior written consent of Licensee, such consent not to be unreasonably withheld or withheld for any purpose unrelated to competitive considerations.

ARTICLE III

CONSIDERATION

3.00

Licensee shall pay to Licensor a royalty of five percent (5%) of the Net Revenue of all Licensed Products covered by at least one of the Licensed Patents and sold by Licensee and its Affiliated Companies.

3.01

Licensee shall pay to Licensor a nonrefundable initial payment of $135,000, the payment to be paid in full within one (1) year from the Effective Date of this Agreement.

ARTICLE IV

SUBLICENSING

4.00

Licensee shall not have the right to sublicense this Agreement without the prior written consent of Licensor, such consent of Licensor not to be unreasonably withheld.

ARTICLE V

TECHNICAL INFORMATION

5.00

Licensor shall within sixty (60) days of the Date of Execution of this Agreement make available to Licensee for its own review and use the Technical Information in Licensor’s possession related to the making, using, or selling of the Licensed Products.

5.01

Licensee shall not disclose any unpublished Technical Information furnished by Licensor to third parties during the term of this Agreement or any time after. However, the Technical Information may be disclosed at any time (1) with the prior written consent of Licensor, (2) to the extent necessary to purchasers of Licensee's products or services, or (3) after it has become public through no fault of Licensee or purchasers of Licensee's products or services. To the extent that any such Technical Information is disclosed to purchasers of Licensee's products or services, the Agreements in this Article shall be made by Licensee to apply to and be made binding on all such parties.

5.02

Licensee shall not use any Technical Information furnished by Licensor other than in the manufacture of Licensed Products and only during the term of this Agreement. However, other use of the Technical Information may be made (1) with the prior written consent of Licensor or (2) after it has become public through no fault of Licensee or purchasers of Licensee's products or services.

5.03

Licensor represents that it has attained, effectuated and/or reviewed the material lists, drawings, specifications, instructions, and other elements of Technical Information to be supplied by it under this Agreement in the manufacture of Licensed Products but does not otherwise warrant the accuracy of this information; nor does Licensor warrant that Licensed Products produced in accordance with such information will be free from claims of infringement of the patents or copyrights of any third party. Licensor shall not, except as provided in this Article, be under any liability arising out of the supplying of information under, in connection with, or as a result of this Agreement, whether on the basis of warranty, contract, negligence, or otherwise.

ARTICLE VI

RECORDS

6.00

Licensee agrees on behalf of itself and its Affiliated Companies to keep accurate records for five (5) years after the years to which the records pertain. The records must be kept in sufficient detail to enable the Net Revenue and royalties payable by Licensee and its Affiliated Companies to be determined. Licensee also agrees on behalf of itself and its Affiliated Companies to permit the records to be examined from time to time during usual business hours during the life of this Agreement and for one (1) year after its expiration or termination by authorized representatives of Licensor to the extent necessary to verify the accuracy of the reports and payments required under Article VII.

ARTICLE VII

REPORTS AND PAYMENTS

7.00

Licensee agrees to furnish a written report to Licensor within thirty (30) days after the first of January, April, July, and October of each calendar year during the life of this Agreement. The report shall set forth the number of Licensed Products sold, leased or licensed, the Net Revenue from the sale, lease or licensing of all Licensed Products made and sold leased or licensed by Licensee, and permitted sublicensees and its Affiliated Companies during the preceding quarter, and the royalties due. Each report shall be certified by an officer of Licensee and be accompanied by a remittance, as provided in Article III, covering the royalties then due. If no royalties are due during any period, a written statement to that effect shall be furnished to Licensor.

7.01

Payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to two percent (2%) in excess of the Prime Rate when the payment is due and for the time period until payment is received by Licensor.

7.02

All reports and payments under this Agreement shall be made to Licensor in U.S. currency, to Thermal Tech Holdings, LLC, unless Licensor notifies Licensee otherwise in writing.

ARTICLE VIII

MARKING

8.00

Licensee agrees on behalf of itself and its Affiliated Companies to mark, in a conspicuous location, any Licensed Products made, used, or sold under this Agreement with a patent notice of the Licensed Patents in accordance with the laws of the countries granting the Licensed Patents or as may be requested in writing by Licensor.

ARTICLE IX

ENFORCEMENT, VALIDITY, AND MAINTENANCE

9.00

Licensee shall notify Licensor of any suspected infringement of the Licensed Patents in the Licensed Territory. The sole right to institute a suit for infringement rests with Licensor. Licensor has no obligation to institute any action or suit against third parties for infringement of any Licensed Patents or to defend any action or suit brought by a third party that challenges or concerns the validity of Licensed Patents. Licensee agrees to cooperate with Licensor in all respects; to have any of Licensee’s employees testify when requested by Licensor; and to make available any records, papers, information, specimens, and the like. Any recovery received pursuant to such a suit shall be retained by Licensor.

9.02

Licensor shall pay for all expenses and fees in the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents. If Licensor is unable or unwilling to pay the expenses and fees of one or more of the Licensed Patents, Licensor shall give

Licensee sixty (60) days’ written notice. Licensee may maintain the Licensed Patents and deduct any expenses incurred from any royalty payments due to Licensor.

ARTICLE X

TERMINATION

10.00

Unless terminated earlier as provided in this Article, the term of this Agreement shall be from the Effective Date until the expiration of all of the Licensed Patents.

10.01

Licensee may terminate this Agreement at any time on ninety (90) days’ notice in writing to Licensor.

10.02

Licensor may terminate this Agreement on ninety (90) days’ notice in writing to Licensee for a failure of Licensee to fulfill any of its obligations under this Agreement, or a failure of Licensee, as provided in Article III, to generate and pay to Licensor minimum royalties in any calendar year after the year of the award of the first of the Licensed Patents, such minimum to be based on an aggregate Net Revenue of $500,000. However, if during the period of the notice Licensee remedies the failure, this Agreement shall continue in full force and effect as it would have done if notice had not been given.

10.03

This Agreement shall terminate automatically if Licensee becomes insolvent or bankrupt, if a receiver is appointed for Licensee, or if Licensee is reorganized for the benefit of creditors.

10.04

The termination or expiration of this Agreement shall not relieve Licensee of its obligation to pay Licensor all royalties that have accrued up to and including the date of termination or expiration.

10.05

Termination of this Agreement by Licensor shall in no way prejudice the rights of Licensor to seek other remedies for the failure of Licensee.

10.06

Any delay in exercising the termination rights shall in no way prejudice the right of Licensor to terminate for any subsequent or continuing failure of Licensee.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.00

Each Party represents and warrants that it has the right, power, and authority to enter into this Agreement and that the persons executing the Agreement have the authority to act for and bind each Party.

11.01

Licensor represents and warrants that it has not conveyed any rights inconsistent with the rights conveyed in the Agreement.

11.02

Licensor represents and warrants that it possesses all of the necessary proprietary interests in the Licensed Patents to grant the license rights set forth in this Agreement.

11.03

Nothing in this Agreement shall be deemed to be a representation or warranty by Licensor of the validity of any of the Licensed Patents or the accuracy, safety, or usefulness for any purpose of any Technical Information made available by Licensor.

ARTICLE XII

SEVERABILITY

12.00

If any provision of this Agreement is declared void or unenforceable or becomes unlawful in its operation, the remainder of the Agreement shall not be affected, and each remaining provision shall be valid and enforceable to the fullest extent, unless the deletion of the provision would cause the Agreement to become materially adverse to any Party, in which event the Parties shall use their respective best efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision. If a substitute provision cannot be agreed to, arbitrators shall substitute a provision on behalf of the Parties pursuant to Article XV.

ARTICLE XIII

NOTICES

13.00

All notices related to the Agreement shall be in writing and shall be effective when deposited, first-class postage prepaid, in the U.S. Mail addressed to the Parties respectively, at the following addresses. Duplicates of notices may also be sent by facsimile transmission, e-mail or other effective corroborating means.

Licensor:                 Thermal Tech Holdings, LLC,

606 Post Road East, Ste. 591

Westport, CT  06880

Attention: Wallace Baker

Licensee:                  PwrCor, Inc.

160 East 42nd St., Suite 4600

New York, NY 10165

Attention:  Peter Fazio

ARTICLE XIV

ASSIGNABILITY

14.00

This Agreement may be assigned by Licensor and shall inure to the benefit of his or her heirs, successors, assigns, or other legal representatives. However, this Agreement shall not be assignable by Licensee, except to a successor to its entire business to which this Agreement relates, without the prior written approval of Licensor.

ARTICLE XV

GOVERNING LAW AND ARBITRATION

15.00

This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of New York.

15.01

Any controversy or claim arising out of or relating to this Agreement or its breach shall be settled by an arbitration procedure by a sole arbitrator as agreed to in writing by the Parties or, absent an agreed arbitration procedure, within sixty (60) days of written notice to the other Party, in accordance with the rules of the American Arbitration Association. A judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitration proceedings shall take place, and the arbitration award be given in writing, in the metropolitan area of New York City, unless the Parties agree otherwise in writing.

ARTICLE XVI

ENTIRE UNDERSTANDING

16.00

This Agreement constitutes the entire understanding between the Parties relating to its subject matter, supersedes all previous agreements between the Parties with respect to its subject matter, and shall not be modified in any way except by an instrument in writing executed by the Parties or their respective assignees.

The Parties have executed this Agreement by their authorized representatives on the Execution Date hereof.

Thermal Tech Holdings, LLC:

By:

/s/ Wallace R. Baker

Execution Date: December 21, 2017

      Wallace R. Baker, Manager

PwrCor, Inc.:

By:

/s/ Peter Fazio

Execution Date: December 21, 2017

      Peter Fazio, Chief Operating Officer